UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2011

AMERICAS ENERGY COMPANY - AECo
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50978	98-0343712
(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

243 N. Peters Rd.,  Knoxville, Tennessee 37923
(Address of Principal Executive Offices)

865-238-0668
Registrants Telephone Number

(Former Name or Address of Registrant)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01  Entry into a material Definitive Agreement.

Americas Energy Company-Aeco, Inc. (“AECO”) has entered into a Collaboration Agreement with Beijing Guohua Technology Group (“BGTG”), 7 Juyuan Rd. W. Mapo Twp, Shunyi District, Beijing, China 101300. The agreement is dated November 7, 2011 and was amended in December 2011 at the request of BGTG to include Contingent Liability Protection as identified in attachment “A” as amended.

The Agreement initially provides financial support to AECO through an equity investment of $6 million in exchange for ownership of 30% Americas Energy Company common shares on a fully diluted basis. The investment is contingent upon AECO acquisition of Tennessee Consolidated Coal Company (“TCCC”) assets from Alpha Natural Resources, Inc. (“ANR”) for $71 million.  Of the initial $6 million investment, $3 million is to be used for the closing $3 million cash payment to ANR and the remainder as capital to complete the transfers of the TCCC assets including replacing bonds, transfer permits and other working capital requirements.

The Collaboration Agreement with BGTG also provides for expansion of the AECO Board and their nomination of two new members, rights of first refusal on future investments, additional future investments to develop and expand the TCCC property and provisions to explore a majority acquisition of AECO by BGTG which include the required engagement of Hanhong Private Equity Management Company as a financial advisor for any future merger transaction with BGTG.

On December 5, 2011, AECO entered into a Letter of Intent Agreement with Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, VA 24212, to acquire Tennessee Consolidated Coal Company assets for $71 million.

The terms are $3 million in cash payable to ANR at closing and the balance of $68 million paid by two unsecured promissory notes, the first note for $3 million USD due twelve months after closing, the second note for $4 million due 24 months from the date of closing, with the remaining $61 million paid as an overriding royalty at rate of $3 per ton mined from the acquired assets.

ANR has represented to AENY that the Tennessee Consolidated Coal Company assets are a metallurgical property containing approximately 44,000 acres of leased property, 2 permitted deep mines, a permitted coal processing facility with a permitted impoundment area and a 40 barge river terminal on the Tennessee River. AENY is currently completing due diligence review of the assets which must be completed by December 31, 2011 pursuant to the terms of the Letter of Intent with closing to occur on or before January 15, 2011. As of the date of this report AENY has not completed due diligence review of the assets or the representations of ANR related to those assets.

The Beijing Guohua Technology Group Collaboration Agreement and the Alpha Natural Resources, Inc. Letter of Intent are attached as exhibits to this Current Report on Form 8K

Item 1.03  Bankruptcy or Receivership.

On Wednesday, December 7, 2011, Americas Energy Company-Aeco, Inc. and its wholly owned subsidiary, Evans Coal Corporation (collectively, the “Debtors”), filed voluntary petitions with the United States Bankruptcy Court for the Eastern District of Tennessee (the “Court”) under Chapter 11 of Title 11 of the United States Code in order that they may orderly dispose of assets owned in Kentucky and reorganize their financial obligations and capital structure (Case Nos. 11-35466 and 11-35468, respectively). This action will also stay any existing lawsuits filed against the Debtors, regardless of jurisdiction. The Debtors will continue to operate their business as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

Section 9 – Financial Statements and Exhibits
Item 9.01  Financial Statements and Exhibits

Americas Energy Company- AECo includes the following exhibits:

10.1	Collaboration Agreement- between Americas Energy Company-AECo and Beijing Guihua Technology Group dated November 7, 2011, as amended.
10.2	Letter of Intent- between Americas Energy Company-AECo and Alpha Natural Resources, LLC dated December 5, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Americas Energy Company-AECo

Date: December 13, 2011	By:	/s/ Christopher L. Headrick, President
	Name:	Christopher L. Headrick
	Title:	President and CEO
Principal Executive Officer